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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Amended Registration Statement on Form S-8 to be filed April 29, 1998 pertaining to the 1987 Stock Option Plan, the 1997 Employee Stock Option Plan, the 1997 Non-Employee Stock Option Plan and the 1997 Employee Stock Purchase Plan of Genesis Microchip Inc. of our report dated July 18, 1997, except as to Notes 12 and 13 which are as of January 31, 1998, with respect to the consolidated financial statements and schedule of Genesis Microchip Inc. included in the Registration Statement
(Form F-1 No. 333-8258) dated February 20, 1998, filed with the Securities and Exchange Commission.





KPMG
Toronto, Canada
April 29, 1998